Exhibit 99.1

WAUSAU PAPER ANNOUNCES PERMANENT CAPACITY

REDUCTION AT JAY, MAINE, SPECIALTY PRODUCTS MILL

MOSINEE, WI – August 25, 2008 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced that it will permanently shut down paper machine number 10, one of the two paper machines at its Specialty Products mill in Jay, Maine on or prior to December 31, 2008 in response to dramatically increased input costs and difficult market conditions.  Number 10 paper machine, with a capacity of 40,000 tons annually, presently serves the release liner market and a variety of smaller niche markets.  The shutdown is expected to impact approximately 150 of the 235 employees currently at the facility.

“While the release liner market remains a strategic focus for Wausau Paper, the high cost structure of the liner machine at our Otis mill has made it uncompetitive in today’s business environment,” commented Thomas J. Howatt, president and CEO.  “While we regret the impact this decision will have on so many of our dedicated and loyal employees, it is a decision made in keeping with our commitment to address underperforming areas of our business and to deliver acceptable returns to our shareholders.  This move is in keeping with our strategic marketing plan for Specialty Products that focuses on tape backing grades, high performance release liners and food service and food packaging markets.”

Pre-tax charges associated with the shutdown of number 10 paper machine are estimated to be $10 million with non-cash charges, primarily related to the write-down of long-lived assets, accounting for approximately $6 million of this total.  Pre-tax closure charges of $3 million are expected in the third quarter with remaining charges occurring during the fourth quarter.  After considering income taxes and an anticipated reduction in working capital, the impact of the shutdown is expected to be cash-neutral on a cumulative basis.

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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